                         REFLECTONE, INC.

                    4908 Tampa West Boulevard
                       Tampa, Florida 33634
                          (813) 885-7481



             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON JUNE 3, 1996



     The Annual Meeting of Shareholders of REFLECTONE, INC. (the "Company") will be held at 4908 Tampa West Boulevard, Tampa, Florida on June 3, 1996, at 1:00 p.m. local time, for the following purposes:

     (1) To elect eight members of the Board of Directors of the Company to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and have qualified; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Holders of common stock of the Company at the close of business on April 9, 1996 are the only shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                              By Order of the Board of Directors



                              Richard W. Welshhans
                              Secretary

Tampa, Florida
April 17, 1996




     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF
     SHAREHOLDERS, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
     IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY
     WITHDRAW YOUR PROXY.


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                         REFLECTONE, INC.
                    4908 Tampa West Boulevard
                       Tampa, Florida 33634
                          (813) 885-7481

                         PROXY STATEMENT

              FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON JUNE 3, 1996




                       GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reflectone, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 1:00 p.m. local time on June 3, 1996, at 4908 Tampa West Boulevard, Tampa, Florida. This Proxy Statement was first mailed to shareholders on approximately April 17, 1996.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting:

     (1) The election of eight members of the Board of Directors of the Company, to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and have qualified; and

     (2) Such other business as may properly come before the Meeting or any adjournment thereof.

                        PROXIES AND VOTING

     The Board of Directors solicits all holders of the Company's common stock, par value $.10 per share (the "common stock"), to vote by marking, signing, dating and returning their proxies. Submitting a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person. A proxy may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of the Company at 4908 Tampa West Boulevard, Tampa, Florida 33634. If a shareholder wishes to give a proxy to someone other than the Company's designees, he or she may cross out the names appearing on the enclosed proxy card, insert the name of such other person, sign and give the card to that person for use at the Meeting.

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     Each holder of common stock of record at the close of business on April
9, 1996, is entitled to one vote for each share of common stock then held. At the close of business on that date, there were outstanding and entitled to vote 2,816,785 shares of common stock.

     A majority of the outstanding shares of common stock entitled to vote at the meeting is a quorum. If a quorum is present in person or by proxy, directors will be elected by the affirmative vote of a majority of the shares represented at the meeting.

     When the enclosed proxy is properly signed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed proxy will be voted in favor of the seven nominees for election to the Board of Directors. Votes will be counted manually, and abstentions and broker non-votes will not be counted. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, shares represented by a signed proxy will be voted in accordance with the judgment of the person or persons acting thereunder.

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                  INFORMATION ABOUT THE BOARD OF DIRECTORS

     From January 1, 1995 through August 3, 1995, the Board of Directors of the Company consisted of Edward W. Bettke, Robert L. Kirk, Robert F. Schoultz, Dale R. States, Richard G. Snyder, Stella F. Thayer, and J.W.N. Yeomans. On August 3, 1995, the Board of Directors accepted the resignations of Robert L. Kirk and J.W.N. Yeomans and appointed David R. Fish and Syd Gillibrand to fill the vacancies created by such resignations.

Committees of the Board

     The responsibilities of certain committees of the Board of Directors are summarized below. The Board of Directors does not have a nominating committee or other committee serving a similar function. Action taken by any Committee of the Board is reported to the Board of Directors, usually at its next meeting.

     Audit Committee The Audit Committee reviews the independence, qualifications and activities of the Company's independent certified public accountants and the activities of the Company's accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's consolidated year-end financial statements together with other financial reports and related matters. The Audit Committee is also responsible for the review of transactions between the Company and other entities in which a Company officer or director has a material interest and has formed a subcommittee consisting of Mrs. Thayer, and Messrs. Bettke and States that reviews all transactions with the Company's majority shareholder, British Aerospace Holdings, Inc. and its parent corporation, British Aerospace Plc. and its affiliated companies (collectively referred to as "British Aerospace"). From January 1, 1995 until August 3, 1995, the Audit Committee was comprised of Ms. Thayer and Messrs. Bettke (Chairman), States, and Yeomans. On August 3, 1995, Mr. Fish was appointed to the Audit Committee to fill the vacancy created by the resignation of Mr. Yeomans. During the year ended December 31, 1995, the Audit Committee met five times.

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     Compensation Committee.  The Compensation Committee reviews and makes recommendations concerning executive officer salaries, termination arrangements, bonus programs and other executive officer benefits. In addition, the Committee is responsible for the administration of the Company's 1994 Stock Option Plan, 1990 Stock Option Plan and 1982 Incentive Stock Option Plan, including the determination of the persons to whom options under the plans will be granted, and the number and terms of those options. From January 1, 1995 until August 3, 1995, the Compensation Committee was comprised of Ms. Thayer and Messrs. Kirk (Chairman), Schoultz, and Yeomans. On August 3, 1995, the Board agreed to reconstitute the Compensation Committee to include all Board members other than Mr. Snyder and Ms. Thayer was appointed Chairman. Accordingly, effective August 3, 1995, the Compensation Committee was comprised of Ms. Thayer (Chairman) and Messrs. Bettke, Fish, Gillibrand, Schoultz, and States. During the year ended December 31, 1995, the Compensation Committee met three times.

     Government Security Committee. The Government Security Committee ensures that the Company complies with its Special Security Agreement with the U.S. Department of Defense through the maintenance of adequate policies and practices (i) to safeguard classified information and export-controlled technical data in the possession of the Company and (ii) to perform under classified contracts or programs for U.S. Government Agencies. This committee, which is comprised of Mrs. Thayer and Messrs. States (Chairman), Bettke, Schoultz and Snyder, met four times during the year ended December 31, 1995.

Director Compensation

     Each director, other than the Chairman of the Board, British Aerospace affiliated directors and any director who is an executive officer of the Company, receives an annual retainer of $4,000, plus $1,000 per day of Board and/or committee meetings attended, and also receives reimbursement of out-of-pocket expenses. The Chairman of the Board receives an annual retainer of $5,000, plus $1,250 per day of Board and/or committee meetings attended and also receives reimbursement of out-of-pocket expenses.

Meetings of Board of Directors

     During the year ended December 31, 1995, 12 special or regularly scheduled meetings of the Board of Directors were held. Each director then in office attended at least 75% of the total of all meetings of the Board held during the period for which he/she was a director and of all meetings of the Board committees on which he or she served.

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                      ELECTION OF DIRECTORS

     Effective March 22, 1996, the Company's bylaws were amended to increase the size of the Company's Board of Directors from seven to eight directors. The eighth director will be elected at the June 3, 1996 shareholders meeting. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote executed proxies in favor of the election of the seven persons named below. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his or her successor is elected and has qualified. Should any nominee become unavailable for election, an event which is not anticipated, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees. British Aerospace has informed the Company of its intention to vote for the election of each of the eight nominees named below. See "Voting Securities and Principal Holders Thereof."

Nominees for Director

     Information relating to business experience, age and beneficial ownership of Company securities of each nominee for director is set forth below. All stock ownership information is as of April 9, 1996, and unless otherwise noted, all shares are owned directly, with sole voting and investment powers.

     Edward W. Bettke has served as a director of the Company since 1981 and is the Chairman of the Audit Committee and a member of the Compensation and Government Security Committees. Mr. Bettke is the former Vice President-Finance and Treasurer of Wyman-Gordon Company, having resigned that position in 1987, in contemplation of his retirement in 1988. Mr. Bettke was also a director of Wyman-Gordon Company until 1988. Wyman-Gordon Company is engaged principally in the engineering, production and marketing of technically advanced forgings. Mr. Bettke had been associated with Wyman-Gordon since
1954. Mr. Bettke was also a director of Quabaug Corporation and regional director of Shawmut Bank, N.A. until 1995. Mr. Bettke is 68 years old.

          Shares Beneficially Owned               Percent
             as of April 9, 1996                  of Class
          1,978 shares of common stock               *


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     David R. Fish has served as a director of the Company since August 3,
1995 and is a member of the Audit and Compensation Committees. Mr. Fish joined British Aerospace in 1967 and served in a number of senior positions before appointment to his current position of Finance Director of the Systems and Services Division of British Aerospace Defence Ltd., a wholly-owned subsidiary of British Aerospace Plc. Mr. Fish is 49 years old.

          Shares Beneficially Owned               Percent
            as of April 9, 1996                   of Class
          0 shares of common stock                   *


     Sydney Gillibrand has served as a director of the Company since August 3, 1995 and is a member of the Compensation Committee. Mr. Gillibrand was first employed by British Aerospace in 1950 and held a number of senior positions in production, engineering and international affairs throughout his employment. He was elected to the Board of British Aerospace plc in 1987 and most recently, Mr. Gillibrand was Vice Chairman of the Board of Directors of British Aerospace Plc., a position he retired from in June 1995. Mr. Gillibrand is a non-executive director of AMEC Plc, LUCAS Industries Plc and ICL Plc. Mr. Gillibrand is 61 years old.

          Shares Beneficially Owned               Percent
               as of April 9, 1996                of Class
          0 shares of common stock                   *


     Paul L. Harris Currently, Mr. Harris is Senior Vice President and General Manager of British Aerospace Holdings, Inc., the U.S. subsidiary of British Aerospace Plc. He is responsible for managing the British Aerospace Holdings, Inc.'s investments in North America. From 1989-1992 Mr. Harris served as Finance Director of the Commercial Aircraft Division of British Aerospace, Plc. in London. Prior to his appointment in the United Kingdom, Mr. Harris was Senior Vice President-Finance and Treasurer of British Aerospace, Inc. Mr. Harris is currently President of the National Aviation Club and serves on the Board of Directors of the Washington Airports Task Force. Mr. Harris is 50 year old.

          Shares Beneficially Owned               Percent
            as of April 9, 1996                   of Class
          0 shares of common stock                   *



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     Robert F. Schoultz has served as a director of the Company since 1990 and is a member of the Compensation and Government Security Committees. Since 1987, Mr. Schoultz has served as President of Rosco, Inc., a consulting firm providing design, procurement strategy and marketing guidance to firms within the aerospace industry. Prior to that time, Mr. Schoultz enjoyed a distinguished career in the United States Navy, from which he retired with the rank of Vice Admiral after serving as the U.S. Commander Eastern Atlantic, and Deputy Commander in Chief, U.S. Naval Forces, Europe. Mr. Schoultz is 71 years old.

          Shares Beneficially Owned               Percent
            as of April 9, 1996                   of Class
          0 shares of common stock                   *


     Richard G. Snyder was elected to the Board of Directors and appointed as President and Chief Executive Officer of the Company in February 1990. He also serves on the Government Security Committee. In September 1994, Mr. Snyder was elected to the Board of Directors of Cleaners Hangers Co., a wire hanger and products company. From 1985 through January 1990, Mr. Snyder served as President of the Link Tactical Simulation Division of CAE Industries, Ltd., a major producer of commercial and military simulation and training devices. Mr. Snyder is 63 years old.

          Shares Beneficially Owned               Percent
            as of April 9, 1996                   of Class
          104,750 shares of common stock(1)         3.7%


     Dale R. States has served as a director of the Company since 1989 and as a member of the Audit and Compensation Committees and the Chairman of the Government Security Committee. In January 1995, Mr. States was appointed President of Air 4000, Inc. During 1994 and 1995, Mr. States was a director and served in the position of Chief Technical Officer of Astraea Aviation Services, d/b/a Dalfort Aviation, an aircraft maintenance and modification company. During 1992 and 1993, Mr. States was self-employed as a consultant to the aerospace industry. From 1988 to 1992, Mr. States served as President of Astraea Airline Services. Previously, Mr. States served as Executive Vice President and General Manager of Dalfort Corporation, which at that time was the parent company of Braniff, Inc., a major scheduled airline, and President of Dalfort Aviation Services, a leading independent aircraft maintenance, fixed base and training organization. Mr. States is 68 years old.

          Shares Beneficially Owned               Percent
            as of April 9, 1996                   of Class
          0 shares of common stock                   *

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     Stella F. Thayer has served as Chairman of the Board of the Company since
June 1992 and is the Chairman of the Compensation Committee and a member of the Audit and Government Security Committees. Mrs. Thayer is a shareholder of the law firm of Macfarlane, Ausley, Ferguson and McMullen. She also serves as Vice Chairman of the Hillsborough County Aviation Authority. Mrs. Thayer also serves on the Board of Directors of Lykes Energy, Inc. and Tampa Bay Downs, Inc. Mrs. Thayer is 55 years old.

          Shares Beneficially Owned               Percent
            as of April 9, 1996                   of Class
          8,750 shares of common stock(2)            *
________________
*    Less than one percent.
(1) Includes 52,250 shares of common stock issuable to Mr. Snyder upon the exercise of certain options exercisable at April 9, 1996 or within 60 days, 10,000 shares owned by him, and 2,500 shares held by his children, as to which Mr. Snyder disclaims beneficial ownership.
(2) Includes 2,500 shares currently owned by Mrs. Thayer and 6,250 shares owned by members of her immediate family, as to which Mrs. Thayer disclaims beneficial ownership.

     As of April 9, 1996, all executive officers and directors of the Company as a group, a total of 14 persons, owned beneficially 281,350 shares of common stock or approximately 10.0% of the common stock outstanding. Included in such beneficial ownership is an aggregate of 86,500 shares of common stock which certain of the Company's directors and executive officers have the right to acquire by exercise of stock options immediately or within 60 days.

     During 1995, the executive officers and directors of the Company filed with the Securities and Exchange Commission (the "SEC") on a timely basis all required reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

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         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on April 9, 1996, there were outstanding and entitled to vote 2,816,785 shares of common stock. Each share of common stock outstanding on that date is entitled to one vote on each matter to come before the Annual Meeting.

     The following table sets forth information as of April 9, 1996, concerning the common stock of the Company owned by each person who owns of record or is known by the Company to own beneficially more than 5% of such stock, based upon information furnished by such persons:

                                                  Common Stock
Name and Address                           Beneficial       Percent
                                           Ownership        of Class

British Aerospace, Plc.
     Farnborough Aerospace Centre
     Farnborough, Hampshire GU14 6YU
     England
                                         1,375,000(1)          48.8% (2)
British Aerospace Holdings, Inc.
     22070 Broderick Drive
     Sterling, Virginia 20166

Hollybank Investments, LP
     One Post Office Square (23rd Floor)
     Boston, Massachusetts  02109          208,500(3)       7.4%
_________________________________

(1) British Aerospace Holdings, Inc. ("BAe"), which is a wholly owned subsidiary of British Aerospace Plc., owns 1,375,000 shares of common stock, 50,000 shares of the Company's 8% ($14.08 per share annual dividend) cumulative convertible preferred stock (the "preferred stock") and warrants to purchase 78,261 shares of the Company's common stock.
       The preferred stock is convertible by BAe into 500,000 shares of common stock.
(2) If all the shares of preferred stock held by BAe were converted to common stock and all warrants to purchase common stock were exercised, BAe would hold 1,953,261 shares of common stock, representing approximately 57.5% of the then-outstanding shares of common stock. If currently outstanding options for an aggregate of 283,321 shares were also exercised by third parties, BAe would hold approximately 53.1% of the then-outstanding common stock.
(3) Based upon a Schedule 13D dated July 7, 1995, filed by Hollybank Investments LP.

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                  COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors of the Company (the "Committee"), comprised solely of non-management directors of the Company, is responsible for establishing and reviewing each component of the total compensation of the executive officers of the Company and its subsidiaries. Executive officer compensation decisions of the Committee are submitted for approval to the full Board of Directors. The compensation package of each executive officer of the Company is made up of three principal components:
base salary; annual variable incentive cash compensation; and long-term incentive compensation in the form of incentive stock options. In establishing each of the components of the compensation package for an executive officer, the Committee considers the factors described below but also makes subjective determinations as to ultimate compensation levels. The Compensation Committee is currently studying possible alternatives to the Company's current long term incentive portion of the overall compensation plan for executive officers.

  The following is a brief description of the Company's current compensation system for executive officers.

  In establishing and maintaining the compensation system for the executive officers of the Company, the Committee makes use of a system in which each executive office of the Company is assigned a Salary Grade range ("Salary Grade") which, among other things corresponds to the level of responsibility associated with the office. This Salary Grade system and the Salary Grade for each executive officer within the Company was developed by the Committee in 1991 with the assistance of an independent compensation consultant and is reviewed periodically by the Committee. Each executive officer of the Company is assigned a Salary Grade upon employment by the Company (or in certain cases upon the adoption of the Salary Grade system in 1991) based upon, among other things, the individual responsibilities of the position. The Salary Grade of an executive officer of the Company is subject to review and revision by the Committee from time to time based upon the experience level of the officer and any changes in the level of responsibility of the office.

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  Base Salary.  For the purpose of determining the base salary component of the Company's executive compensation program, the Committee (with the initial assistance of an independent compensation consultant) assigned a salary range for each Salary Grade. The Committee periodically reviews and revises these salary ranges. In reviewing the applicable salary range for each Salary Grade, the Committee considers, among other factors, salary ranges of comparable positions on both a local and a national scale. The base salary for each executive officer, and any increase or decrease therein, is determined and re-evaluated by the Committee on an annual basis taking into account the applicable salary range of the executive officer's designated Salary Grade and in the case of each executive officer other than the Chief Executive Officer after consideration of the recommendations of the Chief Executive Officer. In establishing and revising the base salary of each executive officer within a Salary Grade, the Committee considers, among other factors, the duties and responsibilities of the position in relation to what individuals with comparable responsibilities earn both locally and nationally, the individual's experience and expertise in the specified disciplines and the individual's annual performance evaluation.

  During 1994 and early 1995, management and the Board of Directors of the Company were concerned with delays experienced in the award of new programs in the Company's Training Devices and Systems Management segments. As a part of the response to the declining backlog and based upon the recommendation of the management of the Company, the Committee delayed base salary increases in 1995 and continued from 1994 the temporary five percent reduction in base salary of each executive officer of the Company whose base salary was in excess of $50,000. Effective April 1, 1995, the temporary five percent reduction in base salary was terminated and the increases in base salary were granted, based primarily upon the booking of a significant program in the Company's Training Device Segment.

  Annual Variable Cash Incentive Compensation. With the assistance of an independent compensation consultant, in 1991, the Company established the Reflectone, Inc. Variable Incentive Compensation Plan ("VICP Plan"), the stated goals of which are to:

  (1) Provide a direct incentive to executive management to improve Company performance, thus tying management to Company goals, values and shareholder interests.

  (2) Reward and compensate executives for outstanding individual performance.

  (3) Compensate executives in a manner to maintain Reflectone's competitive position in the marketplace.


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    The overall philosophy of the VICP Plan is that a specified portion of each executive's compensation should be at risk subject to both Company and individual performance, with higher Salary Grades having a higher percentage of overall compensation at risk. Under the VICP Plan, executive officers of the Company are paid cash bonuses based upon a pre-determined formula which takes into account both objective and subjective measurements by the Committee. The measurements include both individual performance and Company performance measured against pre-determined performance goals approved by the Board. During 1995, VICP Plan Awards took into consideration the following factors of Company performance, each of which were weighed equally: (i) bookings of new business, (ii) income from operations and (iii) the net summation of cash and borrowings at December 31, 1995. Based upon a review of the Company's performance during 1995, the Committee established a 1995 performance factor of
1.20 within an overall range of zero to 1.20. Each executive officer of the Company was then assigned an individual performance factor based upon a review by the Chief Executive Officer and/or the Board of Directors.

    Long-Term Incentive Compensation. The long-term incentive component of the Company's compensation system consists primarily of the grant of incentive stock options. To date, stock options have been awarded under the Company's 1994 Stock Option Plan, 1990 Stock Option Plan and 1982 Incentive Stock Option Plan, all of which have been approved by the shareholders of the Company. Awards of stock options to date have been at the discretion of the Committee taking into consideration numerous factors, including the individual's Salary Grade, salary and performance. The Committee granted stock options for an aggregate of 56,000 and 41,500 shares of common stock in 1995 and 1996, respectively, under the Company's 1994 Stock Option Plan.

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    Compensation of the Chief Executive Officer.  As with all executive officers of the Company, Mr. Snyder's compensation consists primarily of base salary, annual variable incentive cash compensation and long-term incentive compensation in the form of stock options. Mr. Snyder's employment with the Company is pursuant to a one-year employment agreement. Mr. Snyder's base compensation was established pursuant to arm's-length negotiations between the Company and Mr. Snyder in 1990 and is reviewed by both Mr. Snyder and the Committee annually. Mr. Snyder's base salary of $205,005 was not increased in 1995. During 1994 and until April 1995, Mr. Snyder was subject to the temporary five percent salary reduction discussed above. Mr. Snyder's VICP award for 1995 was established at $106,600 by the Committee taking into account the overall performance of the Company, including the booking of substantial new business during the year, a significant increase in the income from operations of the Company when compared to the prior year and a significant overall reduction in the Company's borrowings under it credit facilities, net of cash. Mr. Snyder was awarded 14,000 stock options in 1995 and 10,000 stock options in 1996 under the 1994 Stock Option Plan.

                                     Stella F. Thayer, Chairman
                                     Edward W. Bettke
                                     David R. Fish
                                     Sydney Gillibrand
                                     Robert F. Schoultz
                                     Dale R. States

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         EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Compensation of Executive Officers

    The following table summarizes the annual compensation and long-term compensation paid or accrued by the Company during the years indicated to the Company's chief executive officer and the Company's other four most highly compensated executive officers (the "Named Executive Officers"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during the years indicated.

                                   Summary Compensation Table

                                   Annual Compensation
                         ____________________________________________
Name
and Principal                                          Other Annual
  Position               Year   Salary(1)  Bonus     Compensation(2)
                        _____________________________________________
President and
Chief Executive Officer
Richard G. Snyder(4)      1995  $202,047  $106,600     $33,637
                          1994   195,145       -        33,110
                          1993   205,005    45,000      10,957
Executive Officers
Anthony S. Brancato       1995   141,433    53,800         -
Executive Vice President, 1994   133,682      -            -
Training Services and     1993   140,442    21,908         -
International Military
Marketing

Frank T. Tobin, Sr.       1995   130,988    49,850         -
Vice President, Military  1994   123,823       -           -
Products                  1993   130,083    21,073         -

Robert D. Webster         1995   131,822    47,050         -
Vice President,           1994   119,401       -           -
Operations                1993   120,141    21,625         -

Richard W. Welshhans      1995   117,978    37,600         -
Vice President Finance &  1994   112,255       -           -
Chief Financial Officer   1993   117,915    19,810         -

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
                                Long-Term
                                Compensation
                                   Awards
                          _________________________________________
                                Securities
                                Underlying       All Other
                                 Options       Compensation(3)                  _________________________________________
                                  14,000         $45,669
                                  16,000          42,370
                                  26,250          21,376


                                   8,500          14,318
                                   8,000          10,263
                                     -            12,348



                                   8,500          12,873
                                   8,000           9,226
                                     -            10,625

                                   8,500          12,146
                                   8,000           8,257
                                     -             9,557

                                   8,000          10,598
                                   8,000           7,443
                                     -             9,080

_______________________
(1) For a portion of 1994 and 1995 salaries reflect a temporary five percent reduction as described in "Compensation Committee Report."
(2)  Includes memberships and automobile allowance.
(3) Includes Company contributions to the Reflectone, Inc. Savings, Investment and Employee Benefit Plan, supplemental retirement arrangements, excess group term life insurance and additional insurance policies.

(4) The Company has an agreement with Mr. Snyder, dated as of January 18, 1990, which provides for his employment and was recently extended for another year, at a minimum annual compensation of $180,000. In addition, the agreement provides for a $10,000 annual non-accountable automobile allowance, a $500,000 term life insurance policy for the benefit of the estate or other designated beneficiary of Mr. Snyder, a supplemental long-term disability policy payable to age 65 such that a total disability benefit would be at least $175,000 per year, and the supplemental retirement benefits described at "Other Compensation Arrangements - Supplemental Retirement Arrangements."

     The following table sets forth information concerning options granted during the year ended December 31, 1995, under the Company's 1994 Stock Option Plan to the Named Executive Officers. The Company did not grant any stock appreciation rights during the year.

                            Option Grants in Last Year
                               Individual Grant
                   _____________________________________________________
                   Number of
                   Securities               % of Total
                   Underlying                Options
                    Options    Granted to   Exercise or
                    Granted    Employees    Base Price    Expiration
                       #        in 1995      ($/Share)         Date
                   _____________________________________________________
Richard G. Snyder    14,000      25.0%       $9.75        Feb. 2, 2004
Anthony S. Brancato   8,500      15.2         9.75        Feb. 2, 2004
Frank T. Tobin, Sr.   8,500      15.2         9.75        Feb. 2, 2004
Robert D. Webster     8,500      15.2         9.75        Feb. 2, 2004
Richard W. Welshhans  8,000      14.3         9.75        Feb. 2, 2004


                                      Potential Realizable Value at
                                         Assumed Annual Rates
                                       of Stock Price Appreciation
                                          for Option Term (1)
                                      _________________________
                                           5%($)      10%($)
                                      _________________________
                                         $ 97,000   $253,000
                                           58,900    153,600
                                           58,900    153,600
                                           58,900    153,600                       55,400   144,500

________________________
(1) The dollar amounts under these columns are the result of calculations at the hypothetical 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's common stock price. The option term is 10 years.

     The following table provides certain information concerning aggregate stock option exercises in 1995 and stock option values as of December 31, 1995, for unexercised stock options held by each of the Named Executive Officers. No stock appreciation rights are outstanding.

        Aggregated Option Exercises Last Fiscal Year and
                      Year-end Option Values

                    Shares
                    Acquired on              Number of Unexercised
                    Exercise      Value           Options at
 Name                 (#)        Realized         Year End (#)
______________________________________________________________________________
                                             Exercisable Unexercisable
Richard G. Snyder     22,836     $226,305       88,750       30,000
Anthony S. Brancato      -          -           19,875       16,500
Frank T. Tobin, Sr.    9,875       69,915        5,000       16,500
Robert D. Webster      8,250       68,475        8,125       16,500
Richard W. Welshhans   7,000       52,290        4,375       16,000

                                            Value of Unexercised
                                            In-The-Money Options
                                               at Year-End(1)
                                          Exercisable      Unexercisable
                                          _________________________
                                            $815,688   $150,000
                                             160,906     81,000
                                              35,250     81,000
                                              59,906     81,000
                                              30,844     79,000

____________________
(1) Based upon the closing sale price of $13.75 per share of common stock on December 31, 1995, as reported in the Nasdaq National Market.

                     COMMON STOCK PERFORMANCE

     As part of the executive compensation information presented in this Proxy Statement, the SEC requires a five-year comparison of stock performance for the Company with stock performance of a broad equity index such as the Dow Jones Industrial Average and either a published index or a Company-constructed peer group index.

     The following graph compares the cumulative total stockholder return on the common stock of the Company for the last five calendar years, with the cumulative total return on the Dow Jones Industrial Average and the Dow Jones Aerospace and Defense Sector for the same period. (Assuming the investment of $100 in the Company's common stock, the Dow Jones Industrial Average and the Dow Jones Aerospace and Defense Sector on December 31, 1990):

                        1990     1991     1992     1993     1994     1995
Reflectone, Inc.       100.00   132.61   143.48   251.37   230.99   373.65
Dow Jones Aerospace
    & Defense Sector   100.00   124.42   129.73   167.64   188.54   327.85
Dow Jones Industrial
    Average            100.00   124.33   133.44   156.05   163.91   224.47

     The average annual compound growth rate for the Company's stock over the last five year period was 30.16% compared to 26.8% for the Aerospace and Defense Sector, and 17.6% for the Dow Jones Industrial Average.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make nor endorse any predictions as to future stock performance.

Other Compensation Arrangements

I.   Variable Incentive Compensation Plan

     The Company maintains a Variable Incentive Compensation Plan pursuant to which senior personnel, including each of the Named Executive Officers, are entitled to receive cash bonuses. Under the current plan, the amount of the bonuses can not exceed 60% of base salary in the case of the President, and 38% in the case of other executive officers. The amount of the bonus is based on a pre-determined formula which takes into account both objective and subjective measurements by the Compensation Committee. The measurements include both individual performance and Company performance measured against pre-determined performance goals approved by the Board. During 1995, VICP Plan Awards took into consideration the following factors of Company performance, each of which were weighed equally: (i) bookings of new business, (ii) income from operations and (iii) the net summation of cash and borrowings at December 31, 1995. Bonus amounts earned under the Plan for the year ended December 31, 1995 are provided in the Summary Compensation Table.

II.   Retirement Plans

     The Company maintains the Reflectone, Inc. Savings, Investment and Employee Benefit Plan (the "Plan") which covers all eligible employees of the Company and certain employees of its subsidiary, Reflectone Training Systems, Inc. The Plan provides for the Company to make contributions, the amount of which are at the discretion of the Board of Directors, which may not exceed applicable federal income tax limitations. Participants may also make voluntary contributions. Each employee who has completed at least six months of continuous employment and 1,000 hours of service is eligible to participate. Directors who are not also full-time employees of the Company are not eligible to participate in the Plan. Allocations are made to each participant employed on the last day of each plan year based on years of service and annual compensation, excluding discretionary bonuses, and are subject to graduated vesting during the first seven years of employment. The Plan also provides for contributory profit sharing contributions in an amount equal to 50% of the employee's participation to a maximum of 3% of eligible wages, subject to applicable federal income tax limitations. The employee's interest in the Company's matching contribution is subject to graduated vesting during the first five years of employment.

     The Company's contributions to the accounts of the Named Executive Officers, during the year ended December 31, 1995, under the Plan are included in the Summary Compensation Table.

III.  Supplemental Retirement Arrangements

    The Company currently has an agreement with Mr. Snyder to provide retirement benefits substantially equal to those that would have been provided by his previous employer. Pursuant to the agreement, the Company maintains a trust for the benefit of Mr. Snyder and a designated beneficiary, and contributes amounts to fund the agreement not later than 90 days subsequent to each year-end. During 1995, the Company accrued $7,680 and funded $16,987 of previously accrued amounts with respect to this arrangement.

       21
Employee Stock Purchase Plan

    Employees of the Company (including officers and those directors who are also employees) and its subsidiary are currently eligible to participate in the Reflectone, Inc. Employee Stock Purchase Plan ("ESPP"). Each eligible employee may purchase shares through payroll deductions at a maximum rate of 10%. The purchase price is 90% of the closing price on the designated dates of purchase. None of the Named Executive Officers participated in the ESPP.

Transactions with British Aerospace

    From time to time, the Company enters into various transactions with British Aerospace. British Aerospace Holdings, Inc. ("BAeHI") a wholly owned subsidiary of British Aerospace Plc. ("BAe") is the Company's principal shareholder, see "Voting Securities and Principal Holders Thereof". All contracts and agreements with British Aerospace are reviewed and approved by a subcommittee comprising all members of the Audit Committee other than Mr. Fish. The Company's management, and the members of the Board responsible for reviewing the various transactions, believe that each transaction has been or is on terms no less favorable to the Company than if unaffiliated parties had been involved.

    Acquisition. On June 21, 1993, the Company purchased from BAe all of the issued and outstanding shares of common stock of British Aerospace Simulation, Ltd. which had been a wholly owned subsidiary of BAe. The acquired entity has been renamed Reflectone UK Limited ("RUKL"). RUKL, with its facilities in Filton, England, designs, develops and manufactures, through sophisticated electronic computer simulation, tactical air defense trainers, electronic warfare training systems and visual air traffic control simulators. RUKL's products are complementary to other products produced in the Company's Training Devices Segment and are marketed worldwide to government and commercial customers.

    RTC - Dulles Management Agreement.  Prior to January 1, 1996, the
Company's management agreement with British Aerospace to manage its flight training center near Washington D.C.'s Dulles International Airport required the Company to pay a facility fee based, in part, on the achievement of specified levels of revenues at the training center. For the years ended December 31, 1995, 1994 and 1993, the Company paid facility fees in the amount of approximately $2.2 million, $1.7 million and $1.2 million, respectively, which included fees approximating $1,385,000, $966,000 and $650,000, respectively, based on revenues. In addition, during 1995, 1994 and 1993 the Company recognized approximately $2.9 million, $1.5 million and $1.4 million, respectively, in revenues at the Dulles Training Center from the sale of training services to British Aerospace. Effective on January 1, 1996, under the terms of a revised management agreement, the Company will receive a fixed fee of $500,000 annually and will be reimbursed by British Aerospace for the Company's out-of-pocket costs associated with the Dulles Center.

    Simulation Equipment. The Company enters into contracts or reaches agreements for the sale of military and commercial simulation equipment with various entities within British Aerospace. The aggregate amount of such contracts received subsequent to 1987, and their associated backlog at December 31, 1995, approximated $117.9 million and $24.9 million, respectively. During the year ended December 31, 1995, new program awards were received from British Aerospace approximating $40.9 million. Revenues derived from such contracts during the year approximated $23.1 million and the related cost of sales approximated $18.4 million. On all British Aerospace simulation device programs through December 31, 1995, revenues have aggregated $93.0 million and the cost of sales have aggregated $75.9 million.

    Insurance Coverage.  The Company has an arrangement with British
Aerospace whereby the majority of the Company's commercial insurance coverages are provided as an additional named insured under policies and programs providing like coverages to British Aerospace. Some of the coverage is underwritten by BAe Insurance, Ltd., a captive insurer wholly owned by BAe. In future renewals the Company expects to continue to obtain its insurance coverage in conjunction with British Aerospace under similar arrangements. For coverage provided during the year ended December 31, 1995, the Company has made premium payments totaling approximately $642,000.

    Forward Exchange Contracts. The Company has entered into forward exchange contracts to purchase British pounds to which British Aerospace is the counterparty. These agreements were entered into to reduce the Company's exposure to foreign currency exchange risk associated with payments for major subcontractor elements and other requirements of the C-130J program with Lockheed Martin Corporation ("LMC"). At December 31, 1995, the Company had $15,064,000 of forward exchange contracts outstanding to purchase British pounds.

    Loan Agreements. BAe fully guarantees the Company's revolving credit facility with Wachovia Bank of Georgia, N.A. The facility provides for maximum borrowings of $10 million, expires June 28, 1996, and is anticipated to be renewed annually. In addition, BAe fully guarantees the Company's letter of credit facility with Lloyds Bank, Plc., New York. Under this facility, the Company may issue irrevocable standby letters of credit and bank guarantees aggregating to a maximum of $20 million. The Lloyds' facility matures on October 31, 1996, and is anticipated to be renewed annually. Also, the Company maintains two loan facilities (the "working capital facility" and the "C-130J facility") with BAe Finance, Inc. ("BAe Finance"), a wholly owned subsidiary of BAeHI. The working capital facility provides for borrowings aggregating up to $20.0 million and the C-130J facility provides for borrowings aggregating up to $40.0 million. Draws under the C-130J facility are limited to actual costs incurred by the Company and RUKL on the C-130J contract with LMC. The BAe Finance agreements mature on July 21, 1996.

    Pursuant to the terms of an Agreement for Credit Availability dated as of August 7, 1995, British Aerospace has agreed, subject to its continued ownership of a majority of the Company, to continue to provide or guarantee the Company's current credit facilities at their current levels through July 21, 1996. Renewal of the Company's credit facilities beyond July 21, 1996 is, in large part, dependent upon British Aerospace's willingness to continue to provide or guarantee these facilities. By means of a letter dated February 27, 1996, British Aerospace has represented to the Company that it intends to continue to provide or guarantee the Company's credit facilities and to provide sufficient financing for the C-130J program until payment is received from LMC, as long as financing is not available to the Company without recourse to British Aerospace and British Aerospace continues to hold, or has the ability to hold through the exercise of preferred stock conversion rights and warrants to purchase common stock, a majority ownership position in the Company. Based on the foregoing representations of British Aerospace, management anticipates that the Company's current credit facilities will be renewed annually. The Company's credit facilities and the Agreement for Credit Availability with British Aerospace contain certain covenants which, among other things, require:
(i) the Company to be current with respect to the payment of dividends on its 8% Cumulative Convertible Preferred Stock prior to any draw under the British Aerospace provided facilities, (ii) the Company to pay British Aerospace a facility fee of 50 basis points per annum on the maximum aggregate availability ($90.0 million) of the credit facilities provided or guaranteed by British Aerospace, and (iii) the Company to pay British Aerospace a guarantee fee of 3.25% per annum on amounts outstanding under the Company's $10.0 million revolving line of credit facility with Wachovia Bank of Georgia, N.A. As required under the Company's current Agreement for Credit Availability, the Company issued to British Aerospace warrants to purchase 78,261 shares of the Company's common stock at any time prior to August 7, 2005, at an exercise price equal to the lesser of (i) $11.50 per share (the price of the common stock of the Nasdaq National Market on August 7, 1995, the date of the execution of the Agreement for Credit Availability), or (ii) the per share market price of the Company's common stock on the date(s) of the exercise of the warrants. In addition, the Company's Agreement for Credit Availability requires that the Company obtain the prior approval by British Aerospace for all material capital investment expenditures as defined in the Agreement for Credit Availability.

                  INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand L.L.P. acted as the Company's independent public accountants during the year ended December 31, 1995, and, it is anticipated, will continue to act as such during the current year.

    A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.


                     FORM 10-K ANNUAL REPORT

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE SECRETARY AT REFLECTONE, INC., 4908 TAMPA WEST BOULEVARD, P.O. BOX 15000, TAMPA, FLORIDA 33684-5000.


                       COST OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies in person or by telephone, telegraph or other means of communication, for which no special compensation will be paid. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Company's common stock and such persons will be reimbursed for their reasonable expenses.

                      SHAREHOLDER PROPOSALS

    No proposals by non-management shareholders have been presented for consideration at the Annual Meeting. Any such proposals intended for presentation at the 1997 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 24, 1996, in order to be included in the proxy material for that Meeting.




Tampa, Florida
April 17, 1996

       25